Exhibit 99.1

“A Community Hospital Leads the Way Toward Better Campus Safety, With Help from RAD Light My Way” Case Study Published by AITX’s Subsidiary Robotic Assistance Devices

Detroit, Michigan, November 8, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a pioneer in AI-driven security and productivity solutions along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today published a comprehensive case study detailing the overwhelmingly positive outcomes following the strategic deployment of RAD Light My Way™ and a fleet of ROSA™ security robots at Scotland Memorial Hospital in Laurinburg, North Carolina. This in-depth review showcases the remarkable improvements in hospital campus safety and staff confidence, cementing the hospital’s commitment to cutting-edge security solutions.

The case study can be viewed online at https://tinyurl.com/yvymjf32

“We are absolutely thrilled to see Scotland Memorial Hospital not only embrace RAD Light My Way but also champion its benefits through this case study,” said Steve Reinharz, CEO of AITX and RAD. “Their forward-thinking approach and commitment to safety and security sets a remarkable precedent for the healthcare industry. This case study is a powerful testament to how RAD’s solutions can serve the vital needs of hospitals and their dedication to creating a secure environment.”

Scotland Memorial Hospital has taken a significant leap in campus safety by becoming the first to implement RAD’s innovative security system RAD Light My Way. This robust solution, featuring AI-driven surveillance provides comprehensive monitoring and a personal security escort via a mobile app, fostering the safety of hospital staff in parking areas. The system’s introduction was a direct response to an assault in 2022, propelling the hospital to reinforce its security measures and maintain its reputation as a safe haven for its staff.

“We’ve always had security officers onsite, but at times our staff have hesitated to ask for an escort to their vehicle,” said Dr. David Pope, Chief Operating Officer at Scotland Health. “They don’t want to feel like a bother, like they’re pulling an officer away from other security-related responsibilities. With RAD Light My Way, we’ve removed that barrier. Asking for a virtual escort isn’t any trouble, so folks are likelier to do it.”

The deployment of RAD Light My Way at Scotland Memorial has been met with confidence and approval from the hospital’s staff and the surrounding community. With seven ROSA units strategically placed around the campus, the hospital has seen a significant deterrent effect against potential security threats, supported by remote monitoring and real-time communication capabilities. Dr. Pope attributes the absence of parking lot altercations since the system’s introduction to this advanced technology, underscoring its vital role in enhancing staff security and engagement—a key aspect in addressing the current healthcare labor shortage.

“I’m immensely proud of what RAD Light My Way is achieving in terms of bolstering security and peace of mind,” said Doug Clemons, Chief Marketing Officer at RAD. “Our mission is to spread the word about this transformative technology, which has already made a significant impact at Scotland Memorial Hospital. We’re eager to see other hospitals follow their lead, recognizing the crucial role that such innovative solutions play in ensuring the safety of healthcare professionals. It’s not just about adopting new technology; it’s about creating an environment where every staff member feels valued and protected.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz